As filed with the Securities and Exchange Commission on August 14, 2025

Registration No. 333-233826
Registration No. 333-237411
Registration No. 333-248111
Registration No. 333-254877
Registration No. 333-263927
Registration No. 333-270991
Registration No. 333-277744
Registration No. 333-285602

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-233826
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-237411
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-248111
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-254877
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-263927
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-270991
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-277744
POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-285602

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IGM BIOSCIENCES, INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0349194
(State or other jurisdiction of incorporation or organization)	(IRS employer identification number)

4747 Executive Drive, Suite 210
San Diego, California 92121
(Address of Principal Executive Offices, including Zip Code)

Amended and Restated 2018 Omnibus Incentive Plan
Amended and Restated 2019 Employee Stock Purchase Plan
Amended and Restated 2010 Stock Plan
(Full title of the Plans)

Michael Hearne
Chief Financial Officer
IGM Biosciences, Inc.
4747 Executive Drive, Suite 210
San Diego, California 92121
(858) 281-5372
(Name, Address and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Ryan A. Murr
Gibson, Dunn & Crutcher LLP
One Embarcadero Center Suite 2600
San Francisco, California 94111
(415) 393-8200

Tony Jeffries
Robert T. Ishii
Jennifer Knapp
Ethan Lutske
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, California 94304
(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of “large accelerated filer, “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments (the “Post-Effective Amendments”) filed by IGM Biosciences, Inc., a Delaware corporation (the “Registrant”), to deregister all shares of the Registrant’s common stock, $0.01 par value per share (the “Shares”), remaining unissued under the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”).

•
Registration Statement on Form S-8 (No. 333-233826) pertaining to the registration of (i) 4,372,807 Shares issuable under the Amended and Restated 2018 Omnibus Incentive Plan (the “2018 Plan”), (ii) 280,000 Shares issuable under the Amended and Restated 2019 Employee Stock Purchase Plan (the “ESPP”) and (iii) 595,832 Shares issuable under the Amended and Restated 2010 Stock Plan.

•	Registration Statement on Form S-8 (No. 333-237411) pertaining to the registration of (i) 964,487 Shares issuable under the 2018 Plan and (ii) 241,121 Shares issuable under the ESPP.
•	Registration Statement on Form S-8 (No. 333-248111) pertaining to the registration of (i) 257,248 Shares issuable under the 2018 Plan and (ii) 64,312 Shares issuable under the ESPP.
•	Registration Statement on Form S-8 (No. 333-254877) pertaining to the registration of (i) 1,278,965 Shares issuable under the 2018 Plan and (ii) 319,741 Shares issuable under the ESPP.
•	Registration Statement on Form S-8 (No. 333-263927) pertaining to the registration of (i) 1,299,920 Shares issuable under the 2018 Plan and (ii) 324,980 Shares issuable under the ESPP.
•	Registration Statement on Form S-8 (No. 333-270991) pertaining to the registration of (i) 1,723,292 Shares issuable under the 2018 Plan and (ii) 430,823 Shares issuable under the ESPP.
•	Registration Statement on Form S-8 (No. 333-277744) pertaining to the registration of (i) 4,507,245 Shares issuable under the 2018 Plan and (ii) 560,000 Shares issuable under the ESPP.
•	Registration Statement on Form S-8 (No. 333-285602) pertaining to the registration of (i) 2,385,497 Shares issuable under the 2018 Plan and (ii) 560,000 Shares issuable under the ESPP.

The Registrant is filing these Post-Effective Amendments to withdraw and remove any unissued and unsold securities issuable by Registration pursuant to the above-referenced Registration Statements.

On July 1, 2025, the Registrant entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Concentra Biosciences, LLC, a Delaware limited liability company (“Parent”), and Concentra Merger Sub V, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”). Pursuant to the Merger Agreement, on August 14, 2025, Merger Sub was merged with and into the Registrant with the Registrant surviving as a wholly owned subsidiary of Parent (the “Merger”). In the Merger, each share of Common Stock (the “Shares”) (other than (i) Shares owned or held in the Company’s treasury immediately prior to the Effective Time, (ii) Shares owned directly or indirectly by Parent or Merger Sub immediately prior to the Effective Time and (iii) Shares held by any stockholder of the Registrant who properly exercised appraisal rights under Delaware law) was converted into the right to receive (i) $1.247 per Share in cash and (ii) one non-transferable contractual contingent value right for each Share.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Registrant in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offerings, the Registrant hereby removes from registration all such securities registered under the Registration Statements that remain unsold as of the date hereof and terminates the effectiveness of the Registration Statements.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Diego, State of California, on August 14, 2025. No other person is required to sign these Post-Effective Amendment to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

IGM BIOSCIENCES, INC.

By: /s/ Michael Hearne
Name: Michael Hearne Title: Chief Financial Officer